Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Insured New York Select Tax-
Free
Income Portfolio
811-06624

A special meeting of the shareholders of Nuveen
Insured New York Select Tax- Free
Income Portfolio (the "Fund")
was held on August 1, 2001.

The purpose of the meeting was to approve an amendment to the Declaration of Trust, eliminating the provisions that require the termination of the
Fund on June 30, 2017. In addition, the shareholders approved removing the fundamental restriction regarding insurance and adopted a policy to allow the adviser to invest all of the Fund's assets in uninsured investment grade municipal obligations.

APPROVAL OF AN AMENDMENT TO
THE FUND'S DECLARATION OF
TRUST:
The number of shares voted in the
affirmative:
1,669,217 and
the number of negative votes:  143,828 with
abstaining votes:  63,914 and
Broker non-vote:  450,550


APPROVAL OF A CHANGE IN A
FUNDAMENTAL INVESTMENT
POLICY:
The number of shares voted in the
affirmative:
1,579,404 and
the number of negative votes:  202,262  with
abstaining votes:  95,293 and
Broker non-vote:  4,540,550

Proxy materials are herein incorporated by reference to the SEC filing on June 28, 2001, under Conformed Submission Type N-14/A, accession number 0000950137-01-502131.